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                                  AIM SERIES TRUST
                    SUB-ADVISORY AND SUB-ADMINISTRATION CONTRACT
                                      BETWEEN
                                A I M ADVISORS, INC.
                                        AND
                                 INVESCO (NY), INC.

     Contract made as of May 29, 1998, between A I M Advisors, Inc., a Delaware corporation ("Adviser"), and INVESCO (NY), Inc., a California corporation ("Sub-Adviser").

     WHEREAS Adviser has entered into an Investment Management and Administration Contract with AIM Series Trust ("Company"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to AIM New Dimension Fund, the Fund being a series of the Company's shares of beneficial interest; and

     WHEREAS Adviser desires to retain Sub-Adviser as sub-adviser and sub-administrator to furnish certain advisory and administrative services to the Funds, and Sub-Adviser is willing to furnish such services;

     NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

 1. APPOINTMENT. Adviser hereby appoints Sub-Adviser as sub-adviser and sub-administrator of each Fund for the period and on the terms set forth in this Contract. Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

 2.  DUTIES AS SUB-ADVISER.

     (a) The Sub-Adviser will be responsible for the daily allocation and periodic rebalancing of the Fund's assets among the investment companies in which the Fund invests ("Underlying Funds"). Such allocation and rebalancing shall be made in accordance with the Company's Registration Statement. The Sub-Adviser will be responsible for placing all trades on behalf of the Fund. The Sub-Adviser also will determine from time to time what other securities, if any, will be purchased, retained or sold by the Fund and what cash, if any, will be retained by the Fund.

     (b) The Sub-Adviser will maintain all books and records with respect to the securities transactions of the Funds, and will furnish the Board and Adviser with such periodic and special reports as the Board or Adviser reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Company are the property of the Company, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act


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any records which it maintains for the Company and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Company any records which it maintains for the Company upon request by the Company.

3. DUTIES AS SUB-ADMINISTRATOR. Sub-Adviser will administer the affairs of each Fund subject to the supervision of the Company's Board of Trustees ("Board"), the Adviser and the following understandings:

     (a) Sub-Adviser will supervise all aspects of the operations of each Fund, including the oversight of transfer agency and custodial services except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for control of the conduct of the affairs of the Funds.

     (b) At Sub-Adviser's expense, Sub-Adviser will provide the Company and the Funds with such corporate, administrative and clerical personnel (including officers of the Company) and services as are reasonably deemed necessary or advisable by the Board.

     (c) Sub-Adviser will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as applicable) of each Fund's prospectus, statement of additional information, proxy material, tax returns and required reports with or to the Fund's shareholders, the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

     (d) Sub-Adviser will provide the Company and the Funds with, or obtain for them, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

 4. FURTHER DUTIES. In all matters relating to the performance of this Contract, Sub-Adviser will act in conformity with the Agreement and Declaration of Trust, By-Laws and Registration Statement of the Company and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

 5. SERVICES NOT EXCLUSIVE. The services furnished by Sub-Adviser hereunder are not to be deemed exclusive and Sub-Adviser shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of Sub-Adviser, who may also be a Trustee, officer or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

 6.  EXPENSES.


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     (a)  During the term of this Agreement, the Sub-Adviser shall bear all expenses of the Fund (other than expenses reimbursed pursuant to the Fund's
Rule 12b-1 plans of distribution and non-recurring and extraordinary expenses of the Fund) until such time as the Fund enters into a special servicing or similar agreement among the Company, the Sub-Adviser, AIM Investment Funds and GT Investor Services, Inc. ("Special Servicing Agreement"). Once the Company enters into the Special Servicing Agreement, all expenses of the Fund (other than expenses reimbursed pursuant to the Fund's Rule 12b-1 plans of distribution and non-recurring and extraordinary expenses of the Fund) shall be paid for pursuant to that agreement. Without limiting the generality of the foregoing, such expenses include the following: (i) the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) expenses of organizing the Fund; (iii) filing fees and expenses relating to the registration and qualification of the Fund's shares and the Company under federal and/or state securities law and maintaining such registrations and qualifications; (iv) fees and salaries payable to the Company's Trustees who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"); (v) all expenses incurred in connection with the Independent Trustees' services, including travel expenses;
(vi) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (vii) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Trustees; (viii) charges of custodians, transfer agents, pricing agents and other agents; (ix) costs of preparing share certificates; (x) expenses of setting in type, printing and mailing prospectuses and supplements thereto, statements of additional information, reports and proxy materials for existing shareholders; (xi) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xii) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xiii) the cost of investment company literature and other publications provided by the Company to its Trustees and officers; and (xiv) costs of mailing, stationery and communications equipment.

     (b) During the term of this Agreement, the Fund shall bear any non-recurring and extraordinary expenses incurred in its operations. Such non-recurring and extraordinary expenses include: (i) the fees and costs of actions, suits or proceedings, and any penalties, damages or payments in settlement in connection therewith, for which the Company and/or the Fund may be liable directly, or which they may incur as a result of their legal obligation to provide indemnification to their officers, trustees and agents; (ii) the fees and costs of any governmental investigation and any fines or penalties in connection therewith; (iii) and any federal, state or local tax, or related interest, penalties or additions to tax for which the Company or the Fund may be liable.

     (c) The payment or assumption by the Sub-Adviser of any expense of the Fund prior to the effective date of the Special Servicing Agreement shall not obligate the Sub-Adviser to pay or assume the same or any similar expense of the Fund after the effective date of the Special Servicing Agreement.


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7.  COMPENSATION.  The Sub-Adviser will not be paid any special compensation for the services provided by it hereunder. However, the Sub-Adviser may receive fees for performing investment management and other services on behalf of the Underlying Funds and may receive further fees from the Underlying Funds pursuant to the Special Servicing Agreement.

8. LIMITATION OF LIABILITY OF SUB-ADVISER AND INDEMNIFICATION. Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Fund or the Company in connection with the matters to which this Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance by Sub-Adviser of its duties or from reckless disregard by Sub-Adviser of its obligations and duties under this Contract. Any person, even though also an officer, partner, employee, or agent of Sub-Adviser, who may be or become a Trustee, officer, employee or agent of the Company, shall be deemed, when rendering services to a Fund or the Company or acting with respect to any business of a Fund or the Company to be rendering such service to or acting solely for the Fund or the Company and not as an officer, partner, employee, or agent or one under the control or direction of Sub-Adviser even though paid by it.

9.  DURATION AND TERMINATION.

     (a) This Contract shall become effective upon the date hereabove written, provided that this Contract shall not take effect with respect to any Fund unless it has first been approved (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund's outstanding voting securities.

     (b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date. Thereafter, if not terminated, with respect to each Fund, this Contract shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of that Fund.

     (c) Notwithstanding the foregoing, with respect to any Fund this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to Sub-Adviser or by Sub-Adviser at any time, without the payment of any penalty, on sixty days' written notice to the Company. Termination of this Contract with respect to one Fund shall not affect the continued effectiveness of this Contract with respect to any other Fund. This Contract will automatically terminate in the event of its assignment.

10. AMENDMENT. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which


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enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of a majority of the Fund's outstanding voting securities, when required by the 1940 Act.

 11. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Delaware (without regard to Delaware conflict or choice of law provisions) and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

 12. MISCELLANEOUS. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "interested person," "assignment," "broker," "dealer," "investment adviser," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.


Attest:                                      A I M ADVISORS, INC.

                                             By:
                                             Name:
                                             Title:

Attest:                                      INVESCO (NY) INC.

                                             By:
                                             Name:
                                             Title: